Exhibit 10.1

DATAVAULT AI INC.

Advisor Agreement

This Advisor Agreement (the “Agreement”) is entered into and effective as of _________, 20__ (the “Effective Date”), by and between Datavault AI Inc., a Delaware corporation (the “Company”) and ______________ (“Advisor”).[1]

WHEREAS, Advisor previously served as a member of the Company’s Board of Directors (the “Board”), and resigned from the Board effective as of __:__ [a.m. / p.m.] Eastern time on _________, 20__; and

WHEREAS, the Company desires to retain Advisor as an advisor to the Company, and Advisor is willing to serve as an advisor to the Company, in each case on the terms described below.

In consideration of the mutual promises contained herein, Advisor and the Company agree as follows:

1.	Services.

Advisor agrees to serve as an advisor to the Company and to collaborate and provide advice and assistance to the Company by being available to the Board to provide continuity and support to the Board in an advisory capacity, including with respect to the development of the Company’s business and associated technology, the Company’s strategy, sales, marketing, and technical plans, introduction of projects to be developed at the Company, and advice with respect to the recruitment of personnel (collectively, the “Services”). Advisor shall report to the Chairperson of the Board or such Chairperson’s designee.

2.	Compensation.

As consideration for the Services to be provided by Advisor hereunder, the Company will provide Advisor with the following:

(a)                cash compensation in an aggregate amount of $72,000 (the “Annual Cash Compensation”), payable in equal monthly installments of $6,000 (prorated for any partial months), in arrears, within ten (10) days following the end of each calendar month; and

(b)               subject to approval by the Board and the effectiveness of a Form S-8 Registration Statement covering a number of shares of the Company’s common stock (the “Common Stock”) sufficient to permit the grant thereof in compliance with applicable U.S. securities laws, a restricted stock award for 120,000 shares of Common Stock to be made pursuant to the Company’s 2018 Long-Term Stock Incentive Plan (the “Plan”), with the number of shares subject to adjustment as provided in Section 9.B of the Plan (such award, the “Advisory Stock Award”). The Advisory Stock Award shall vest in full on the one-year anniversary of the Effective Date, subject to Advisor’s continued provision of Services through such date (except as otherwise described in Section 4) and shall be subject to the terms and conditions of the Plan and the agreement evidencing the Advisory Stock Award.

[1]	Execution of Advisor Agreement requires that the applicable director have served on the Company’s board of directors for at least two years.

3.	Expenses.

The Company shall reimburse Advisor for reasonable travel and related expenses incurred in the course of performing the services hereunder solely to the extent such expenses are approved in advance by the Company.

4.	Term and Termination.

The term of this Agreement shall be for a period of one (1) year from the Effective Date (the “Advisory Term”), which term may be extended by mutual written consent of the parties; provided, however, that this Agreement may be terminated by either party for any reason upon ten (10) days prior written notice without further obligation or liability, except as set forth in this Section 4. If Advisor terminates the Agreement (or the Company terminates the Agreement for Cause (as defined below)) prior to the end of the Advisory Term, any unpaid portion of the Annual Cash Compensation related to services prior to such termination shall be paid to Advisor within ten (10) days following such termination of the Agreement. If the Company terminates the Advisor (other than for Cause) and this Agreement prior to the end of the Advisory Term, (a) any unpaid portion of the Annual Cash Compensation shall be paid to Advisor upon such termination of the Agreement, and (b) any unvested portion of the Advisory Stock Award shall become fully vested upon such termination of the Agreement. The provisions of Section 4, Section 6, Section 7, Section 8, Section 9, Section 10, and Section 12 shall survive any expiration or termination of this Agreement.

As used in this Agreement “Cause” means (i) conduct involving a felony criminal offense under federal or state law or an equivalent violation of the laws of any other country; (ii) dishonesty, fraud, self-dealing or material violations of civil law in the course of fulfilling the Services or other assigned duties on behalf of the Company; (iii) breach of any confidentiality, advisory, or other written agreement with the Company; or (iv) willful misconduct injurious to the Company or any of its subsidiaries or affiliates as shall be determined by the Board.

5.	Independent Contractor.

Advisor’s relationship with the Company will be that of an independent contractor and not that of an employee. Advisor will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Advisor for employment or income taxes, all of which will be Advisor’s responsibility. Advisor agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Advisor will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

6.	Protection of Confidential Information.

Advisor agrees not to use any Confidential Information (as defined below) disclosed to Advisor by the Company for Advisor’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. Advisor shall not disclose or permit disclosure of any Confidential Information of the Company to third parties other than to other advisors of the Company. Advisor agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Advisor further agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Company’s Confidential Information which may come to Advisor’s attention.

For purposes of this Agreement, “Confidential Information” means any non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Advisor called or with whom Advisor became acquainted during the term of this Agreement), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Advisor can establish (i) was publicly known or made generally available prior to the time of disclosure to Advisor; (ii) becomes publicly known or made generally available after disclosure to Advisor through no action or inaction of Advisor; or (iii) was in the rightful possession of Advisor, without confidentiality obligations, at the time of disclosure as shown by Advisor’s then-contemporaneous written records.

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Advisor, confidentially or otherwise, from (i) communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity, in each case without receiving prior authorization from, or having to disclose any such conduct to, the Company, or (ii) responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Agreement shall be construed to limit Advisor’s right to receive an award for information provided to any governmental agency, including under the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010. Further, nothing in this Agreement prohibits Advisor from testifying in an administrative, legislative, or judicial proceeding regarding alleged criminal conduct or sexual harassment when Advisor has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or legislature. The Company also hereby notifies Advisor of the immunity from criminal and civil liability set forth in the Defend Trade Secrets Act of 2016 regarding the disclosure of a trade secret that is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that any such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or (y) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal.

7.	Return of Materials.

Any materials or documents that have been furnished by the Company to Advisor in connection with the Services shall be promptly returned by Advisor to the Company, accompanied by all copies of such documentation, within ten (10) days after (a) the Services have been concluded or (b) the written request of the Company.

8.	No Rights Granted.

Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Advisor any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

9.	Assignment of Inventions.

To the extent that, in the course of providing the Services, Advisor jointly or solely conceives, develops, or reduces to practice any inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws (collectively, “Company Inventions”), Advisor hereby assigns all rights, titles and interest to such Company Inventions to the Company. “Company Inventions” shall not include any software, owned or developed by, or licensed to Advisor, or methodologies, techniques, software libraries, tools, algorithms, materials, products, ideas, designs, and know-how (including all copies, enhancements, modifications, revisions, and derivative works of any of the foregoing) that existed prior to the date hereof or are acquired by Advisor from a third party thereafter or developed independently and outside the scope of this Agreement. If in the course of performing the Services, Advisor uses or incorporates into a product, process or machine any invention not covered by this Agreement in which Advisor has an interest, Advisor will promptly so inform the Company. Whether or not Advisor gives such notice, Advisor hereby irrevocably grants to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute under all applicable intellectual property rights without restriction of any kind.

10.	Duty to Assist.

As requested by the Company, Advisor shall take all steps reasonably necessary to assist the Company in obtaining and enforcing in its own name any patent, copyright or other protection which the Company elects to obtain or enforce for its inventions, original works of authorship, developments, concepts, know-how, improvements and trade secrets. Advisor’s obligation to assist the Company in obtaining and enforcing patents, copyrights and other protections shall continue beyond the termination of Advisor’s relationship with the Company, but the Company shall compensate Advisor at a reasonable rate, as determined by the Company, after the termination of such relationship for time actually spent at the Company’s request providing such assistance.

11.	No Conflicts.

Advisor represents that Advisor’s compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Advisor may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Advisor agrees that Advisor will not do anything in the performance of Services hereunder that would violate any such duty. In addition, Advisor agrees that, during the term of this Agreement, prior to performing any services for or otherwise participating in a company developing or commercializing new services, methods or devices that may be competitive with the Company, Advisor shall first notify the Company in writing.

12.	Miscellaneous.

Any term of this Agreement may be amended or waived only with the written consent of the Company and Advisor. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. This Agreement shall be governed by the laws of the State of Delaware, without reference to its conflicts of laws provisions. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given (a) if delivered personally or by commercial messenger or courier service, (b) when sent by confirmed facsimile or email, if sent during the recipient’s normal business hours and on the next business day if sent after the recipient’s normal business hours, in each case with confirmation of transmission, or (c) if mailed by U.S. registered or certified mail (return receipt requested) three business days after mailing. Notices required or permitted under this Agreement shall be given, if to the Company, at its principal place of business on the signature page to this Agreement and, if to Advisor, at the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Advisor provided to the Company. This Agreement may be executed in counterparts (including by facsimile, e mail, or other means of electronic transmission), each of which shall be considered an original, but all of which, when taken together, shall be considered one and the same agreement. All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”) so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be construed in a manner to give effect to such intention. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment for purposes of Section 409A.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Advisor Agreement as of the Effective Date.

Advisor	DATAVAULT AI INC.

By:
Name

Print Name:	Title:

Notice Address:	Notice Address:

Facsimile:	Facsimile:
E-mail:	E-mail: